Exhibit (a)(1)(L)
Sent:
From:
To:
Subject: Pinnacle Entertainment, Inc. Stock Option Exchange Program Participation Confirmation
Thank you for participating in the Stock Option Exchange program. The Eligible Options that you elected to exchange have been accepted for exchange and cancelled, and your New Options have been granted, as indicated in the table below.
The number of common shares subject to each of your New Options is indicated in the table. The exercise price of your New Options is $_____._____ per share. Subject to the additional terms and conditions of the New Options as described in the Award Agreement, your New Options are subject to a new vesting schedule, where the New Option vests on  _____. The expiration date of each New Option is the same as the Eligible Option.

Eligible Option				New Option
			Number of			Number of
			Shares Subject			Shares
Grant ID			to Eligible	Exchange		Subject to
Number	Grant Date	Exercise Price	Option	Ratio	Exercise Price	New Option	Election

Capitalized words used but not defined herein have the respective meanings set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options.
For questions, email stockoptionexchangeprogram@pnkinc.com.
Regards,